Exhibit (p)(28)

CODE OF ETHICS

For

Horizon Investments, LLC

Adopted and Implemented via Unanimous Written Consent of the Members, dated as of January 19, 2006, Effective February 1, 2006.

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CODE OF ETHICS

PREAMBLE

Upon the recommendation of the management, the members of Horizon Investments, LLC, hereby establish this Code of Ethics. This Code of Ethics is effective as of February 1, 2006 and supersedes any previous policies issued by the Company with respect to its subject matter as of that date.

1.	General Provisions

1.1	Company’s Registration

Horizon Investments, LLC (“Company ”) is registered as an investment adviser pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940, as amended (the “Act ”).

1.2     Company’s Professional Responsibilities

The Company is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients through its strategic broker-dealer and solicitor, partners. Its reputation is a reflection of the quality of its employees and their dedication to excellence in serving the Company’s clients. To ensure these qualities and the dedication to excellence, the Company’s employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with the Company.

The Company serves as investment manager for individual and institutional advisory clients through its strategic broker-dealer and solicitor, partners. When used herein, the term “client ” includes individual and institutional investors for whom the Company provides investment supervisory services or manages investment advisory accounts. It also includes any investment company for which Company manages, co-manages assets or for which it otherwise provides portfolio management services (the “Strategic Partners”). The term also includes those clients for whom Company provides advice on matters not involving securities.

The United States Securities and Exchange Commission (the “SEC ”) and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice; and, failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase, or refrain from purchasing, a security recommended by the adviser, or to engage the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict, or potential conflict, of interest between the employees of the adviser and its clients.

Pursuant to Rule 204A-1, issued by the SEC in its collection of rules titled the “Rules and Regulations promulgated under the Investment Advisers Act of 1940” (each a “Rule ”), the Company is required to adopt a written Code of Ethics reasonably designed to prevent and detect

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conflicts of interest that arise from personal trading by its employees. In addition to establishing a Code of Ethics, the Company is also required to “maintain” and “enforce” the Code of Ethics.

In meeting its fiduciary responsibilities to its clients, the Company has promulgated this Code of Ethics (the “Code ”) addressing the potential problems in the purchase and/or sale of securities in the personal accounts of its employees or in those accounts in which its employees may have a direct or indirect beneficial interest and reporting obligation. The Company has also opted to incorporate into its Code, policies and procedures on insider training designed to address the Companies obligations under § 204A of the Act (see Section 7 below).

This Code is intended to lessen the chance of any misunderstanding between the Company and its employees regarding trading activities and insider trading infractions. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO ”) and/or the General Counsel (“GC ”). The CCO may under circumstances that are considered appropriate, and after consultation with the GC, if necessary, grant exceptions to the provisions contained in this Code only when it is clear that the interests of Company’s clients will not be adversely affected and no legal violations will occur. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.

To “enforce” the policies and procedures contained in the Code, the CCO, in conjunction with the General Counsel, will provide periodic training for employees on requirements imposed by the Code. The CCO will also maintain a folder(s) titled “Code of Ethics”1 containing the Code and revisions to the Code -- noting the effective date of each revision. The CCO will also maintain a folder which will include evidence of training and will be evidenced by giving each new employee a copy of the Code and requiring they acknowledge receipt by signing a statement, and to require each employee to annually read and sign a log or other record that he/she has read the Code, had a chance to ask questions concerning the Code and will adhere to the Code. This file folder should be current at all times and available for review by regulatory authorities.

Rule 204A-1(a)(4) states that supervised employees have an obligation to report any violations of Company’s Code promptly to the CCO or the GC.

1.3     Failure to Comply with the Provisions of this Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with the Company. As such, it is important that employees understand the reasons for compliance with this Code. The Company’s reputation for fair and honest dealing with its clients, its strategic partners and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of a single securities transaction, considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for sanctions against the employee by the Company, including, without limitation, termination of employment with Company.

2.        Applicability of the Code’s Restrictions and Procedures

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[1]	See the Document Retention Policy, §3.4 for more details on this file and its maintenance.

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2.1     Supervised Person

Section 202(a)(25) of the Advisers Act defines “supervised person” to include any partner, officer or director (or other persons occupying a similar status or performing similar functions); employee of an investment adviser; or, other person who makes, participates in making, or whose activities relate to making any recommendations as to the purchase and/or sale of securities on behalf of the Company and is subject to the supervision and control of the Company.

Rule 204A-1 requires that all supervised persons of Company be provided with a copy of this Code and that each supervised person provide written acknowledgement of their receipt of the Code and any amendments. Moreover, all supervised persons must report any violations of this Code that come to their attention to the CCO.

2.2     Access Persons

For purposes of Rule 204A-1(e)(1) of the Advisers Act, “access persons” include those supervised persons who participate in making securities recommendations to clients, or who have access to such recommendations, or who have access to non-public information regarding any client accounts, and any other person who provides investment advice on Company’s behalf. Inasmuch as providing investment advice is the Company’s primary business, all directors, officers, and partners are considered access persons. In addition, because the Company is actively involved in managing the investments of individual and institutional clients, it is presumed that all of its employees fall within the definition of access person.

Rule 204A-1 requires access persons to report their securities holdings and personal securities transactions as outlined below. However, it is the Company’s policy that all supervised persons are required to report their securities holdings and personal securities transactions.

For purposes of the Company’s Code, the terms “supervised person”, “access person”, and “employee” may be used synonymously unless specified otherwise.

3.      Securities Subject to the Provisions of this Code

3.1   “Covered Securities”

§ 202(a)(18) of the Act and § 2(a)(36) of the Investment Company Act of 1940 (the “Company Act”), as amended, both define the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Covered Security” shall mean all such securities described above except:

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i.	Securities that are direct obligations of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements;

iii.	Securities issued by any state or municipal subdivision thereof;

iv.	Shares issued by money market funds;

v.	Shares of any registered open-end investment company unless managed by Company or any of our affiliates;

vi.	Purchases effected upon exercise of rights offered by an issuer pro-rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer; or

vii.	Any transaction exempt from registration is not subject to the prior clearance provisions of this Section.

Although the term “covered security” under the Act and the Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e. , New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CCO and/or GC for clarification on the issue before entering any trade for his/her personal account.

3.2    Securities Not Subject to Restrictions

Reporting of securities transactions pursuant to an automatic investment plan or in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not required by Rule 204A-1 and are not subject to the trading restrictions of this Code; however, the Supervised Person should advise the CCO in writing, giving the name of the account(s), the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

4.     Limitations on Personal Trading by Supervised Persons

Personal securities transactions by the Company’s supervised persons are subject to the following trading restrictions1 :

4.1    Pre-clearance of Transactions

No supervised person may purchase or sell any covered security without first obtaining prior clearance from the CCO. The CCO in his or her sole discretion, may reject any proposed trade.

4.2    Black-Out Periods

No supervised person may purchase a security if he/she knows that a client of the Company is selling that security or a related security, or has sold such a security within the past five (5)

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1 The terms of some of these restrictions may conflict with the terms of other restrictions. All conflicting provisions should be reconciled before inclusion in an adviser’s compliance procedures.

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business days. No supervised person may sell a security if he/she knows that a client of the Company is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.

4.3     Short Term Trading

No supervised person of the Company may purchase and subsequently sell (or sell and purchase) the same security within any 60-day period, unless such transaction is approved in advance in writing by the CCO, or unless such transaction is necessitated by an unexpected special circumstance involving the Supervised Person. The CCO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and/or the Company’s policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration of these issues, the CCO shall have the sole authority to grant or deny permission to execute the trade.

4.4     Short Sales

Supervised persons are prohibited from selling short any security, which is held broadly in client portfolios, except that short sales may be made “against the box” in the supervised person’s personal account for tax purposes. Short sales executed by supervised persons must also comply with the other applicable trading restrictions of this Code.

4.5     Options

Transactions in put or call options are subject to the same criteria as those for the underlying securities.

4.6     Margin Accounts

While brokerage margin accounts are discouraged, a supervised person may open or maintain a margin account with a brokerage firm with whom the supervised person has maintained a regular brokerage account for a minimum of six months. This provision may be waived by the CCO, in the CCO’s sole discretion, upon written request by the supervised person.

4.7     New Issues

In view of the potential conflicts of interest, supervised persons are not permitted to purchase initial public offerings of securities (“IPO’s ”) that are over-subscribed and likely to rise to an immediate premium over the issue price. Such IPOs are termed “hot issues.” However, supervised persons may purchase IPO’s when such securities are not oversubscribed or have not been requested by or are not being considered for purchase by clients of Company. In all cases, supervised persons must obtain written approval from the CCO before subscribing to or purchasing any new issue.

4.8      Private Placements

No supervised person shall purchase any security which is the subject of a private offering, unless prior written approval has been obtained from the CCO.

4.9      Bonds (Corporate and Municipal)

Purchases and sales of $200,000 or greater of a single bond issue by supervised persons in their personal accounts shall not be executed prior to the completion of all client orders pending in the same bond.

4.10     Potential Conflicts of Interest in Trading by Supervised Persons for Their Own

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Accounts

In order to avoid any potential conflict of interest between the Company and its clients, securities transactions for the accounts of supervised persons in the same security as that purchased/sold for advisory accounts or mutual funds issued or managed by the Company’s (in the event that the Company issues or manages a mutual fund) or any fund managed by the Company, should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If after completion of all anticipated trading for client accounts, a trade is executed for a supervised person’s personal account on that same day at a price better than that received by the client, the supervised person must notify the CCO who will prepare a memorandum detailing the circumstances of the transaction. If after reviewing the transaction, the CCO determines that a potential conflict of interest exists, he/she shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate. Such memoranda and any corrective action taken will be recorded and maintained in Company’s compliance files.

5.       Securities Reporting by Supervised Persons

5.1     Application of this Code of Ethics to Supervised Persons of Company

The provisions of this Code apply to every security transaction, in which a supervised person of the Company has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, a person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her. A person may also be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. Beneficial interest is not derived simply by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other Company clients with similar investment objectives.

5.2      Holding Reports On Becoming a Supervised Person of Company

All supervised persons of the Company must provide the CCO with an Initial Securities Holdings Report (in the form attached hereto as Exhibit A) no later than 10 days after becoming a supervised person and it must be current as of the date the report is submitted. This report must include the following information:

A list including the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

The name of any broker, dealer or bank with which the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

The date the report is submitted to the CCO by the Access Person.

5.3 Quarterly Transaction Reports - Rule 204A-1(b)(2) of the Advisers Act

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Every supervised person must submit a Quarterly Personal Securities Trading Report (in the form of Exhibit G to the Document Retention Policy) to the CCO not later than 30 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the supervised person’s brokerage account(s) or in any account(s) in which the supervised person may have any direct or indirect beneficial interest or ownership. Those supervised persons having no securities transactions to report need not file a Quarterly Personal Securities Trading Report.

The Quarterly Personal Securities Trading Report must contain the following information:

  The date of each transaction, the name of the covered security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of the security involved;

  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

  The price at which the covered security was effected;

  The name of the broker, dealer or bank through whom the transaction was effected;

In addition to the securities transaction data, the report will contain representations that the Advisory Representative (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to the Company, and (iii) agrees to notify the Company if he/she opens a personal securities account which has not otherwise been disclosed to the Company.

The date the report is submitted to the CCO by the Advisory Representative and/or Access Person. (Note: The report must be submitted to the CCO within 30 days following the end of the quarter.)

Following submission of the Quarterly Personal Securities Trading Report, the CCO, or such other qualified person as designated by Company’s management, will review each report for any evidence of improper trading activities or conflicts of interest by the supervised person. No supervised person will be responsible for reviewing his/her own report. After careful review of each report, the CCO or other designated person will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are to be maintained by the CCO in accordance with the Document Retention Policy.

5.4     Annual Securities Holdings Report

Rule 204A-1(b)(1)(ii) requires supervised persons to submit an Annual Personal Securities Holdings Report (in the form attached hereto as Exhibit A) to the CCO listing all covered securities held by that person on a date specified by the adviser. The information on the report must be current as of a date no more than 45 days prior to the date the report was submitted. It is the Company’s policy that Annual Personal Securities Holdings Reports list all securities held by that person as of December 31st of each year. The report must be submitted not later than January 30th following year end. The Annual Personal Securities Holding Report must contain the following information:

The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;

The name of any broker, dealer or bank with whom the Access Person maintains an account in

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which any covered securities are held for the direct or indirect benefit of the Access Person; and

The date the annual report is submitted by the Access Person to the CCO.

Following submission of the Annual Personal Securities Holding Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review.

6.    Reports of Supervised Persons’ Securities Trades in Accounts with Broker/Dealers

All supervised persons of Company having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies of trade confirmations and monthly account statements are submitted directly to Company by the broker/dealer.

7.    Personal Securities Transactions and Insider Trading

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If a supervised person of the Company believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO, the GC, or a principal of the Company. Acting on such information may subject the supervised person to severe federal criminal penalties, including, without limitation, the forfeiture of any profit realized from any transaction.

7.1  Background – Section 206-4

The anti-fraud provision of Section 206 of the Advisers Act is expressed generally in terms of prohibiting an investment adviser from defrauding his clients or prospective clients. However, the anti-fraud provisions of section 17(a) of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder, are expressed in all-embracing terms of defrauding any person, directly or indirectly, in the offer or sale of any security or in connection with the purchase or sale of any security.

Like many active market participants, investment advisers may have access to material information that has not been publicly disseminated. The investment adviser may then use such information improperly to effect transactions in securities to the detriment of others in the investing public who may not be his clients or prospective clients. This may be a situation where the investment adviser’s clients are benefiting from the information to the detriment of the investing public.

An investment adviser may be an officer or director of a corporation, an investment company, bank, etc. who, in the ordinary course of business, may receive “inside,” non-public, or confidential information pertaining to securities or their issuers. Non-public information may be obtained through associations with insiders of such entities. In these cases, where non-public information is obtained or received, there is a duty and obligation under the law generally not to trade on such information, until this information becomes public. In other words, such information must be disclosed publicly before trades in those securities can be made.

7.2   Section 204A

Section 204A of the Advisers Act was enacted in response to the enactment of the Insider Trading and Securities Enforcement Act, in an effort to combat the misuse of material non-

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public information by advisers, their employees, affiliates, or clients through insider trading or otherwise.

Section 204A requires that the Company establish, maintain, and enforce written policies and procedures reasonably designed to preserve the confidentiality of information; to prevent possible insider trading and the misuse of material, non-public information by the Company or any person associated with the Company; and, to punish employees who obtain and trade on such information or disseminate the information to third parties (“Tippees ”). At the same time, Congress significantly increased the penalties the Company is subject to for insider trading by its employees and other persons under its control.

In addition to establishing Section 204A procedures, the section requires that the Company “enforce” the procedures by conducting periodic training for employees on how they might recognize “insider information” or “non-public information” and the steps to be taken if they obtain such information.

In light of the increased focus on insider trading and increased penalties, the Company has implemented these necessary policies and procedures in order to protect itself against the significant monetary penalties and damage in reputation that may result from an insider trading violation.

7.3    Responsibilities of Company and Employees of Company Regarding Insider Trading

The CCO (with the help of the GC), is responsible for overseeing compliance with insider trading guidelines and providing a resource for giving guidance and answering employee questions. The insider trading policy applies to all employees of the Company who have any knowledge of the securities being traded or access to confidential information. However, all employees of the Company are expected to read and be familiar with the insider trading policies and procedures.

In meeting the requirement to “enforce” the provisions of Section 204A, every employee of the Company, as stated above, will annually sign a disclosure statement attesting to his understanding of his duties and responsibilities outlined in the Code including a section regarding the use and/or dissemination of insider information. The CCO will maintain copies of each employee’s signed disclosure statement in accordance with the Document Retention Policy. The signed statement of each employee will contain wording to the effect that the employee has read and understands the Company’s insider trading policies.

7.4    If Insider Information is Received

If an employee of the Company, regardless of position, receives information he believes is material non-public information, he/she must convey such information to the CCO. The CCO will then make a judgment as to the handling of such information in order to prevent possible charges of 204A insider trading violations. Failure of the employee to disclose such information to the CCO in a timely manner may result in termination of the employee.

7.5    Company’s Section 204A Policies and Procedures on Insider Trading

The following procedures have been established to assist the Company’s employees in avoiding violations of the insider trading provisions of Section 204A of the Act. Every employee of the Company must follow these procedures or risk being subject to the sanctions described above. If an employee has any questions about these procedures, he/she should bring such questions promptly to the CCO or GC.

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(1)   Identification of Insider Information

Every employee of Company must be able to determine if information is material and/or non-public. This determination may be made by asking the following two questions:

Is the information material? Would an investor consider this information important in making an investment decision? Would disclosure of this information substantially affect the market price of the security?

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

If, after considering the above, an employee believes that the information may be material and/or non-public, he/she should; (i) report the matter promptly to the CCO, disclosing all information which the employee believes may be relevant on the issue of whether the information is material and non-public; (ii) refrain from purchasing or selling any security about which such information has been received. This prohibition applies to the employee’s personal securities account(s), any account(s) in which he/she may have a beneficial interest, and any client account(s) managed by Company; and (iii) not communicate the information to anyone outside the firm or within the firm, other than Company’s CCO.

After reviewing the information, the CCO will determine whether such information is material and non-public and will advise and direct the employee concerning the appropriate course of action.

(2)   Supervisory Procedures for Dealing with Material Nonpublic Information

The supervisory procedures set forth below are designed to, (i) prevent insider trading by the Company’s employees, (ii) detect such trading if it occurs and (iii) provide appropriate sanctions for violations of these procedures.

7.6    Steps to Prevent Insider Trading

Every new employee of the Company will be provided with a copy of these procedures regarding insider trading, receipt of which will be acknowledged.

The CCO will enforce the applicable Personal Securities Trading Restrictions set forth herein and in any other Company policy or procedure.

The CCO and GC will on a regular basis, conduct training to familiarize employees with the Company’s insider trading procedures. Such training may be held more often for those employees working in areas where they are more likely to receive inside information in the course of their duties.

The CCO and GC will be available to assist the Company’s employees on questions involving insider trading or any other matters covered in the Company’s policies and procedures.

The CCO and GC will resolve issues of whether information received by an employee of the Company is material and non-public.

The CCO and GC will review on a regular basis and update as necessary, the Company’s policies and procedures related thereto.

If it has been determined that an employee of the Company has received material non-public information, the CCO will (i) implement measures to prevent dissemination of such information,

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(ii)  place such security on the Company’s restricted trading list, and (iii) immediately advise all employees of the inclusion of the security on the restricted list.

7.7   Steps to Detect Insider Trading

The CCO will review all personal securities transactions by employees to ensure that such activities are in compliance with the applicable Personal Securities Trading Restrictions provided in the Policy.

The CCO will review excess trading activities in any client accounts handled by the Company’s portfolio managers

The CCO will review the trading activities, particularly excessive trading, in the Company’s proprietary accounts, if any, and

The CCO will conduct such investigation, as necessary, when the CCO has reason to believe that any employee of the Company has received and acted (traded) on inside information or has disseminated such information to other persons.

8.   Dealings with Clients

No supervised person may directly or indirectly purchase from or sell to a client of the Company any security, unless the transaction is pre-approved in writing by the CCO. Supervised persons of the Company are prohibited from ever holding customer funds, or securities (including stock certificates or any other physical evidence of such securities) or acting in any capacity as custodian for a client account. Moreover, supervised persons are prohibited from borrowing money or securities from any client of the Company and from lending money to any client of the Company, unless the client is a member of the supervised person’s immediate family and the transaction has been approved in writing by the CCO.

9.   Other Restricted Activities Applicable to All Supervised Persons of Company

9.1   Outside Business Interests

A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with the Company’s CCO prior to accepting such a position. Information submitted to the CCO will be considered confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.

The Company does not wish to limit any supervised person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, the Company must also be concerned about whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

9.2    Personal Gifts

Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to a supervised person of the Company are discouraged. Gratuitous trips and other favors whose value may exceed $100 should be brought to the attention of the CCO.

9.3    Use of Source Material

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Investment related materials (research reports, investment summaries, etc.) written by supervised persons of the Company for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing the Company or bearing the Company’s name or logo must first be submitted to the CCO for approval prior to presentation to outside parties

9.4    Communications with Clients through Radio, Television and Other Media

Supervised persons of the Company are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through the Company. However, the supervised person must submit to the CCO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities.

Supervised persons making appearances on radio or television programs as representatives of the Company are prohibited from recommending any specific security. In situations where a supervised person is asked his/her opinion on the investment merits of a security not on the Company’s recommended list, the supervised person should make it clear to the audience that any opinion given is his/her own and not necessarily that of the Company.

10.    Promulgation, Execution and Distribution of the Code

Pursuant to a unanimous written consent, the members of the Company have read and approved this Code of Conduct, regarding personal securities trading by Access Persons/Associates of Company. In addition to having approved this Code, the members agrees to review at least annually the provisions of this Code, which may require periodic revisions, clarifications, or updating so as to comply with the provisions of the Act, the Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons/Associates of Company.

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EXHIBIT A

INITIAL SECURITIES HOLDINGS REPORT

To: Chief Compliance Officer, Horizon Investments, LLC (the “ Company”)

From:    ____________________________    (“ New Associate ”)

Re:    Report of Personal Securities held by the New Associate upon becoming a supervised person for the Company.

o      I hereby represent that this form contains a true and complete list of the covered securities for which I have direct or indirect beneficial interest or ownership as of the date hereof:

Ticker or CUSIP	Security	Bought or Sold	# Shares	Amount	Type of Securities	Broker, dealer or bank

o	I do not currently have a personal securities brokerage account. However, I agree to promptly notify Company if I open such an account so long as I am employed by Company.

Signed: _______________________________________		Date: __________________
Name:
Title:

Report reviewed by:	______________________________	Date: __________________
Name:
Title:

Code of Ethics - A

Version 1.0 (December 1, 2005)

EXHIBIT B

ANNUAL SECURITIES TRANSACTION REPORT

To:    Chief Compliance Officer, Horizon Investments, LLC (the “ Company ”)

From:  _____________________________________________
                                                   (Associate)

Re:    Report of Personal Securities Transactions Pursuant to Rule 204A-1(B)(1)(ii) of the Investment Advisers Act of 1940, as amended.

o	During the year ending __________________, I have held the following securities:

Date	Security (including ticker or CUSIP)	Broker, dealer or bank	Buy/Sell Amount[1]	Shares	Interest Rate	Maturity

o	During the above period, I have not held any personal securities. However, I agree to promptly notify Company if I open such an account so long as I am employed by Company.

Signed: _______________________________________		Date: __________________
Name:
Title:

Report reviewed by:	______________________________	Date: __________________
Name:
Title:

______________________
[1]	Buys represented as positive amounts and sells represented as negative amounts.

Code of Ethics - B